Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 27, 2015, relating to the consolidated financial statements of SWK Holdings Corporation, which appears in the Annual Report on Form 10-K of SWK Holdings Corporation for the year ended December 31, 2014.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California

December 11, 2015